EXHIBIT 99.1



                    Avado Brands Seeks Chapter 11 Protection
                        To Assist Financial Restructuring

          Financial Restructuring Discussions With Creditors Continuing


     MADISON, Ga., Feb. 4 /PRNewswire-FirstCall/ -- Avado Brands, Inc. (OTC Bulletin Board: AVDO.PK - News; "Avado" and "the Company"), parent company of Don Pablo's Mexican Kitchen and Hops Grillhouse & Brewery, announced that it has filed voluntary petitions in the U.S. Bankruptcy Court for the Northern District of Texas for relief under Chapter 11 of the U.S. Bankruptcy Code. The Company will continue to operate its restaurants while it restructures.

     The Company has filed various first-day motions with the Bankruptcy Court intended to allow the continued operation of its business. In addition, the Company has arranged and sought Bankruptcy Court approval for a $60 million debtor-in-possession credit facility to be provided by a group of lenders led by DDJ Capital Management, LLC. With this facility, the Company will have sufficient liquidity to operate its business.

     "This is an important step for Avado Brands, and is part of a process that will result in a stronger company," said Avado Brands' interim chief executive officer Kevin Leary of AlixPartners LLC. "Our goals are simple: to reduce Avado Brands' debt burden and put the company in a position to invest in its business and grow. The management team is confident in the future of Avado Brands and its Don Pablo's and Hops restaurants, and we appreciate the continued support of our customers, dedicated employees and business partners."

     Prior to today's filing, the Company had successfully negotiated forbearance agreements with its secured lenders and holders of Avado's 9-3/4%
Senior Notes due 2006. The Company will continue to negotiate with these and other creditors to develop a long-term financial restructuring plan.

     The case number for Avado's filing with the U.S. Bankruptcy Court for the Northern District of Texas is # 04-31555, and further information will be available online at http://www.txnb.uscourts.gov.

     About Avado Brands

     Avado Brands owns and operates two proprietary brands comprised of 106 Don Pablo's Mexican Kitchens and 62 Hops Grillhouse & Breweries. Additional information about Avado Brands is available at http://www.avado.com.

     Statements contained in the press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended April 2, 2000 and the Company's other filings with the Securities and Exchange Commission.